Exhibit 8
OPINION OF DOWNEY BRAND LLP REGARDING CERTAIN TAX MATTERS
[Letterhead of Downey Brand LLP]

July 25, 2016

Board of Directors Central Valley Community Bancorp 7100 N. Financial Drive, Suite 101 Fresno, California 93720	Board of Directors Central Valley Community Bank 7100 N. Financial Drive, Suite 101 Fresno, California 93720

Re:Opinion of Downey Brand LLP Regarding Certain Tax Matters
Ladies and Gentlemen:
We have acted as special tax counsel to Central Valley Community Bancorp, a California corporation (“Parent”), and Central Valley Community Bank, a California chartered bank and wholly-owned subsidiary of Parent (“Bank Subsidiary”), in connection with the merger of Sierra Vista Bank, a California chartered bank (the “Company”), with and into Bank Subsidiary (the “Merger”) pursuant to the Agreement and Plan of Reorganization and Merger dated as of April 28, 2016 (the “Merger Agreement”). The Merger Agreement provides that the Company will merge with and into Bank Subsidiary, with Bank Subsidiary as the surviving institution in the Merger. At your request, and in connection with the proxy statement/prospectus that is part of the Registration Statement filed with the Securities and Exchange Commission on Form S-4 by the Parent (the “Proxy Statement”), and the closing of the Merger, we are rendering our opinions concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement. This opinion is being delivered pursuant to Section 5.3(g) of the Merger Agreement.
We have examined (i) the Merger Agreement, (ii) the Proxy Statement, and (iii) the representation letters of the Parent and the Company delivered to us for purposes of this opinion (collectively the “Representation Letters”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In rendering our opinions, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time; (iii) the representations made by the Parent and the Company in their respective Representation Letters are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time; (iv) the Merger will be reported by the Parent and the Company on their respective United States federal income tax returns in a manner consistent with the opinion set forth below; and (v) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the belief of the Parent and the Company or similarly qualified are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
Based upon and subject to the foregoing and the other limitations and qualifications set forth herein, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	Each of Parent, the Company, and Bank Subsidiary will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

3.
No gain or loss will be recognized by the stockholders of the Company upon the receipt of Parent Common Stock in exchange for their shares of Company Common Stock (except with respect to any cash received).

Board of Directors
July 25, 2016

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material United States Federal Income Tax Consequences” in the Proxy Statement, is accurate in all material respects, subject to the limitations and qualifications stated therein.
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Company stockholders subject to special treatment under United States federal income tax law (i.e., stockholders who are not “U.S. holders” as defined in the Proxy Statement).
We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.
We consent to the use of this opinion as an exhibit to the Proxy Statement and to references to this firm in the Proxy Statement, including under the heading “The Merger-Material United States Federal Income Tax Consequences.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,
Downey Brand LLP

/S/ DOWNEY BRAND LLP